FOR IMMEDIATE RELEASE

Equinix Reports Second-Quarter Results, Raises 2026 Guidance and Long-Term Outlook

•Grew monthly recurring revenue 11% on both an as-reported basis and a normalized and constant currency basis year over year
•Annualized gross bookings grew 23% year over year, marking the second-highest volume on record, contributing to a record backlog
•Added a record 9,700 net interconnections in the quarter, continuing to extend the company’s interconnection leadership
•Raising full-year 2026 guidance and long-term outlook on stronger demand, bookings, presales and continued execution across the business

REDWOOD CITY, Calif. - July 29, 2026 - Equinix, Inc. (Nasdaq: EQIX), the world’s digital infrastructure company®, today reported results for the quarter ended June 30, 2026.
“We delivered an exceptionally strong Q2. Monthly recurring revenue grew double digits for the third straight quarter, new interconnections on our platform hit a record level, and disciplined execution drove robust profit growth,” said Adaire Fox-Martin, CEO and President, Equinix. “Our revised 2026 guidance and long-term financial outlook reflect momentum across the business. Customer demand is broad-based and growing, and Equinix is uniquely positioned to serve the networking, cloud and AI infrastructure needs of enterprises around the world.”

Second-Quarter 2026 Results Summary
•Revenues
◦$2.625 billion, a 16% increase over the same quarter of the previous year on both an as-reported basis and a normalized and constant currency basis driven by strong underlying performance and one-time xScale® fees
•Operating Income
◦$665 million, a 35% increase over the same quarter of the previous year, primarily from strong underlying operating performance and the impact of one-time xScale fees
•Net Income Attributable to Common Stockholders and Net Income per Share Attributable to Common Stockholders
◦$479 million, a 30% increase over the same quarter of the previous year, primarily from higher operating income
◦$4.83 per share, a 29% increase over the same quarter of the previous year
•Adjusted EBITDA
◦$1.396 billion, a record adjusted EBITDA margin of 53%, representing a 24% increase over the same quarter of the previous year on an as-reported basis, or a 22% increase on a normalized and constant currency basis
•AFFO and AFFO per Share
◦$1.168 billion, a 20% increase over the same quarter of the previous year on an as-reported basis, or a 19% increase on a normalized and constant currency basis driven by strong operating performance and one-time xScale fees
◦$11.78 per share, a 19% increase over the same quarter of the previous year on an as-reported basis, or an 18% increase on a normalized and constant currency basis
Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements.
Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation and other components of net income or loss from operations, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.
All per-share results are presented on a fully diluted basis.

2026 Guidance Summary

($ in millions, except per share data)	Prior FY 2026 Guidance	Guidance Adjustment	Foreign Exchange Impact	Revised FY 2026 Guidance	Q3 2026 Guidance
Revenues	$10,144 - 10,244	+$100	($49)	$10,205 - 10,285	$2,525 - 2,575
Adjusted EBITDA Adjusted EBITDA Margin %	$5,165 - 5,245 ~51%	+$62	($27)	$5,210 - 5,270 ~51%	$1,275 - 1,315 ~51%
Recurring Capital Expenditures % of Revenues	$280 - 300 ~3%	+$13	($3)	$290 - 310 ~3%	$70 - 90 3 - 4%
Non-recurring Capital Expenditures (Excludes xScale and Real Estate Acquisitions)	~$3,800	+$1,438	($38)	$4,710 - 5,690
AFFO	$4,198 - 4,278	+$50	($18)	$4,240 - 4,300
AFFO per Share (Diluted)	$42.31 - 43.11	+$0.46	($0.18)	$42.69 - 43.29
Expected Cash Dividends	~$2,037	+$2	$0	~$2,039
For the third quarter of 2026, the company expects revenues to range between $2.525 and $2.575 billion, an increase of 9 - 11% over the previous year on an as-reported basis, or 10 - 12% on a normalized and constant currency basis. Adjusted EBITDA is expected to range between $1.275 and $1.315 billion, reflecting an adjusted EBITDA margin of approximately 51%.
For the full year of 2026, total revenues are expected to range between $10.205 and $10.285 billion, an increase of approximately 11 - 12% over the previous year on both an as-reported and a normalized and constant currency basis. Adjusted EBITDA is expected to range between $5.210 and $5.270 billion, reflecting an adjusted EBITDA margin of approximately 51%, an approximate +2% expansion over the previous year. AFFO is expected to range between $4.240 and $4.300 billion, an increase of 13 - 14% over the previous year on an as-reported basis, or 12 - 13% on a normalized and constant currency basis. AFFO per share is expected to range between $42.69 and $43.29, an increase of 11 - 13% over the previous year on an as-reported basis, or 10 - 12% on a normalized and constant currency basis. Total capital expenditures are expected to range between $5.000 and $6.000 billion.
Long-Term Outlook Summary (2027-2029)
The updated outlook reflects stronger-than-expected demand, accelerating bookings and presales activity, increased visibility from committed capacity, firm pricing and continued confidence in achieving attractive returns on invested capital.

($ in millions)	Prior Outlook (1)	Updated Outlook (2027 - 2029)
Total Revenue Growth (Annual Range) (2)	7 - 10%	10 - 13%
Adjusted EBITDA Margin (In 2029)	52%+	53%+
Total Capital Expenditures (Annual Range) (3)	$3,000 - 4,000	$5,000 - 7,000
AFFO per Share Growth (Annual Range)	5 - 9%	9 - 12%
Dividend per Share Growth (Annual Range)	8%+	Approximates AFFO per Share Growth

(1)Prior outlook as provided on Wednesday, June 25, 2025.
(2)Represents range of estimated annual growth rates through 2029. Assumes average currency rates used in our financial results remained the same over comparative periods. Excludes any future M&A activity.
(3)Capital expenditures exclude any future M&A activity, real estate acquisitions and our investments in the xScale joint ventures.
Q2 2026 Business Highlights
•Delivered $424 million of annualized gross bookings.
•Added a record 9,700 net interconnections.
•Announced the global expansion of Equinix Fabric Geo Zones, the industry's first network-level data sovereignty solution.
•Expanded collaboration with Cisco and NVIDIA to help enterprises accelerate AI deployment through standardized AI factory architectures, secure infrastructure and real-world testing environments across Equinix's global data center footprint.
•Accelerated capacity expansion to meet growing customer demand, with nine new projects added since April and 52 projects underway across 33 markets worldwide.
•Published U.S. Community Principles and signed the Ratepayer Protection Pledge, reinforcing the company's longtime commitment to investing in communities in ways that address their needs and create lasting value.
•Further strengthened leadership team with the appointment of Chris Audie as Chief Product Officer and Bruce Owen as Executive Vice President, Global Markets.
•Ranked #1 for Innovation in The Wall Street Journal's inaugural Best Companies for the Future, underscoring the company's strong positioning for long-term success in an AI-driven economy.
Q2 2026 Results Conference Call and Replay Information
Equinix will discuss its quarterly results for the period ended June 30, 2026, along with its future outlook, in its quarterly conference call on Wednesday, July 29, 2026, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the company’s Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.
A replay of the call will be available one hour after the call through Wednesday, September 30, 2026, by dialing 1-866-427-6395 and referencing the passcode 2026. In addition, the webcast will be available at www.equinix.com/investors (no password required).
Investor Presentation and Supplemental Financial Information
Equinix has made available on its website a presentation designed to accompany the discussion of Equinix’s results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.
Additional Resources
•Equinix Investor Relations Resources
About Equinix
Equinix, Inc. (Nasdaq: EQIX) shortens the path to boundless connectivity anywhere in the world. Its digital infrastructure, data center footprint and interconnected ecosystems empower innovations that enhance our work, life and planet. Equinix connects economies, countries, organizations and communities, delivering seamless digital experiences and cutting-edge AI—quickly, efficiently and everywhere.

Non-GAAP Financial Measures
Equinix provides all information required in accordance with generally accepted accounting principles (“GAAP”), but it believes that evaluating its ongoing results of operations may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix also uses non-GAAP financial measures to evaluate its operations.
Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures. As such, Equinix provides a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should therefore exercise caution when comparing non-GAAP financial measures used by Equinix to similarly titled non-GAAP financial measures of other companies.
Equinix’s primary non-GAAP financial measures include Adjusted EBITDA and Adjusted Funds from Operations (“AFFO”) as described below. Equinix presents these measures to provide investors with additional tools to evaluate its results in a manner that focuses on what management believes to be its core, ongoing business operations. These measures exclude items which Equinix believes are generally not relevant to assessing its long-term performance. Both measures eliminate the impacts of depreciation and amortization, which are derived from historical costs and which Equinix believes are not indicative of current or future expenditures, and other items for which the frequency and amount of charges can vary based on the timing and significance of individual transactions. Equinix believes that presenting these non-GAAP financial measures provides consistency and comparability with past reports and that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze the company effectively.
Adjusted EBITDA is used by management to evaluate the operating strength and performance of its core, ongoing business, without regard to its capital or tax structures. It also aids in assessing the performance of, making operating decisions for, and allocating resources to its operating segments. In addition to the uses described above, Equinix believes this measure provides investors with a better understanding of the operating performance of the business and its ability to perform in subsequent periods.
Equinix defines adjusted EBITDA as net income excluding:
•income tax expense
•interest income
•interest expense
•other income or expense
•gain or loss on debt extinguishment
•depreciation, amortization and accretion expense
•stock-based compensation expense
•restructuring and other exit charges, which primarily include employee severance, facility closure costs, lease or other contract termination costs and advisory fees related to the realignment of our management structure, operations or products and other exit activities
•impairment charges
•transaction costs
•gain or loss on asset sales
AFFO is derived from Funds from Operations (“FFO”) calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts. Both FFO and AFFO are non-GAAP measures commonly used in the REIT industry. Although these measures may not be directly comparable to similar measures used by other companies, Equinix believes that the presentation of these measures provides investors with an additional tool for comparing its performance with the performance of other companies in the REIT industry. Additionally, AFFO is a performance measure used in certain of the company’s employee incentive programs, and Equinix believes it is a useful measure in assessing its dividend-paying capacity, as it isolates the cash impact of certain income and expense items and considers the impact of recurring capital expenditures.
Equinix defines FFO as net income attributable to common stockholders excluding:
•gain or loss from the disposition of real estate assets
•depreciation and amortization expense on real estate assets
•adjustments related to unconsolidated joint ventures and non-controlling interests
Equinix defines AFFO as FFO adjusted for:
•depreciation and amortization expense on non-real estate assets
•accretion expense
•stock-based compensation expense
•stock-based charitable contributions
•restructuring and other exit charges, as described above
•impairment charges
•transaction costs
•impacts of straight-lining installation revenue
•impacts of straight-lining rent expense
•impacts of straight-lining contract costs
•amortization of deferred financing costs and debt discounts and premiums
•gain or loss from the disposition of non-real estate assets
•gain or loss on debt extinguishment
•an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances, uncertain tax positions and deferred taxes
•recurring capital expenditures, which represent expenditures to extend the useful life of data centers or other assets that are required to support current revenues
•net income or loss from discontinued operations, net of tax
•adjustments from FFO to AFFO related to unconsolidated joint ventures and non-controlling interests
Equinix provides normalized and constant currency growth rates for revenues, adjusted EBITDA, AFFO and AFFO per share. These growth rates assume foreign currency rates remain consistent across comparative periods. Revenue growth rates exclude the impact of net power pass-through, acquisitions, divestitures and the Equinix Metal® wind-down. Adjusted EBITDA growth rates exclude the impact of acquisitions, divestitures and integration costs. AFFO growth rates exclude the impact of acquisitions and related financing costs, divestitures, integration costs and balance sheet remeasurements. AFFO per share growth rates exclude the impact of integration costs and balance sheet remeasurements.
Equinix presents cash cost of revenues and cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A). These measures exclude depreciation, amortization, accretion and stock-based compensation, which are not good indicators of Equinix’s current or future operating performance, as described above.
Equinix also presents free cash flow and adjusted free cash flow. Free cash flow is defined as net cash provided by (used in) operating activities plus net cash provided by (used in) investing activities excluding the net purchases of and distributions from equity investments. Adjusted free cash flow is defined as free cash flow excluding any real estate and business acquisitions, net of cash and restricted cash acquired. These measures are presented in order for lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix’s cash spending levels relative to its industry sector and competitors.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks to our business and operating results related to the current inflationary environment; foreign currency exchange rate fluctuations; stock price fluctuations; increased costs to procure power and the general volatility in the global energy market; the challenges of building and operating IBX® and xScale® data centers, including those related to sourcing suitable power and land, and any supply chain constraints or increased costs of supplies; the challenges of developing, deploying and delivering Equinix products and solutions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT; risks related to regulatory inquiries or litigation; and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent and upcoming Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix Media Relations	Equinix Investor Relations
press@equinix.com	invest@equinix.com

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in millions, except share and per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Recurring revenues	$2,377	$2,331	$2,143	$4,708	$4,230
Non-recurring revenues	248	113	113	361	251
Revenues	2,625	2,444	2,256	5,069	4,481
Cost of revenues	1,230	1,186	1,084	2,416	2,168
Gross profit	1,395	1,258	1,172	2,653	2,313
Operating expenses:
Sales and marketing	239	241	221	480	450
General and administrative	462	444	451	906	889
Restructuring and other exit charges	6	6	2	12	12
Transaction costs	3	8	3	11	9
Impairment charges	17	2	1	19	1
(Gain) loss on asset sales	3	(20)	—	(17)	—
Total operating expenses	730	681	678	1,411	1,361
Income from operations	665	577	494	1,242	952
Interest and other income (expense):
Interest income	36	41	52	77	99
Interest expense	(151)	(148)	(135)	(299)	(257)
Other income (expense)	(28)	1	(7)	(27)	2
Gain (loss) on debt extinguishment	1	—	1	1	1
Total interest and other, net	(142)	(106)	(89)	(248)	(155)
Income before income taxes	523	471	405	994	797
Income tax expense	(46)	(56)	(38)	(102)	(87)
Net income	477	415	367	892	710
Net (income) loss attributable to non-controlling interests	2	—	1	2	1
Net income attributable to common stockholders	$479	$415	$368	$894	$711
Earnings (loss) per share ("EPS") attributable to common stockholders:
Basic EPS	$4.86	$4.22	$3.76	$9.07	$7.28
Diluted EPS	$4.83	$4.20	$3.75	$9.04	$7.26
Weighted-average shares for basic EPS (in thousands)	98,641	98,392	97,835	98,516	97,674
Weighted-average shares for diluted EPS (in thousands)	99,136	98,727	98,050	98,931	97,968

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in millions, except headcount)
(unaudited)

	June 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$979	$1,727
Short-term investments	1,245	1,500
Accounts receivable, net	1,256	1,001
Other current assets	842	897
Total current assets	4,322	5,125
Property, plant and equipment, net	25,222	23,584
Operating lease right-of-use assets	1,296	1,392
Goodwill	5,912	5,984
Intangible assets, net	1,204	1,316
Other assets	3,120	2,740
Total assets	$41,076	$40,141
Liabilities, Redeemable Non-Controlling Interest and Stockholders’ Equity
Accounts payable and accrued expenses	$1,263	$1,350
Accrued property, plant and equipment	723	564
Current portion of operating lease liabilities	156	155
Current portion of finance lease liabilities	176	168
Current portion of mortgage and loans payable	9	17
Current portion of senior notes	1,170	1,299
Other current liabilities	323	340
Total current liabilities	3,820	3,893
Operating lease liabilities, less current portion	1,211	1,304
Finance lease liabilities, less current portion	2,104	2,187
Mortgage and loans payable, less current portion	11	686
Senior notes, less current portion	18,519	16,910
Other liabilities	1,013	983
Total liabilities	26,678	25,963
Redeemable non-controlling interest	25	25
Common stockholders' equity:
Common stock	—	—
Additional paid-in capital	22,015	21,642
Treasury stock	(23)	(24)
Accumulated dividends	(13,231)	(12,202)
Accumulated other comprehensive loss	(1,374)	(1,359)
Retained earnings	6,995	6,099
Total common stockholders' equity	14,382	14,156
Non-controlling interests	(9)	(3)
Total stockholders' equity	14,373	14,153
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$41,076	$40,141

Ending headcount by geographic region is as follows:
Americas headcount	6,009	5,917
EMEA headcount	4,719	4,706
Asia-Pacific headcount	3,203	3,093
Total headcount	13,931	13,716

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in millions)
(unaudited)

	June 30, 2026	December 31, 2025

Finance lease liabilities	$2,280	$2,355

Term loans	1	673
Mortgage payable and other loans payable	19	30
Total mortgage and loans payable principal	20	703

Senior notes	19,689	18,209
Plus: debt issuance costs and debt discounts	164	150
Total senior notes principal	19,853	18,359

Total debt principal outstanding	$22,153	$21,417

EQUINIX, INC.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended
	June 30, 2026	June 30, 2025

Cash flows from operating activities:
Net income	$892	$710
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	1,101	982
Stock-based compensation	273	240
Impairment charges	19	1
(Gain) loss on asset sales	(17)	—
Other operating activities	31	23
Changes in operating assets and liabilities:
Accounts receivable	(258)	(169)
Income taxes, net	(24)	(45)
Operating lease right-of-use assets	79	79
Operating lease liabilities	(77)	(71)
Accounts payable and accrued expenses	(80)	(149)
Other assets and liabilities	(155)	152
Net cash provided by operating activities	1,784	1,753
Cash flows from investing activities:
Purchases of equity investments	(264)	(48)
Distributions from equity investments	33	4
Purchases of short-term investments	(789)	(795)
Maturities and sales of short-term investments	1,054	450
Business acquisitions, net of cash acquired	—	(182)
Real estate acquisitions	(224)	(99)
Purchases of other property, plant and equipment	(2,834)	(1,739)
Proceeds from sale of assets, net of cash transferred	348	—
Settlement of foreign currency hedges	101	50
Investment in loan receivable	—	(45)
Net cash used in investing activities	(2,575)	(2,404)
Cash flows from financing activities:
Proceeds from employee equity programs	49	50
Payment of dividends	(1,029)	(928)
Proceeds from public offering of common stock, net of issuance costs	—	99
Proceeds from senior notes, net of debt discounts	2,419	2,066
Repayment of finance lease liabilities	(89)	(72)
Repayment of senior notes	(700)	—
Repayment of other debt	(682)	(1)
Other financing activities	26	(8)
Net cash provided by (used in) financing activities	(6)	1,206
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(11)	53
Net increase (decrease) in cash, cash equivalents and restricted cash	(808)	608
Cash, cash equivalents and restricted cash at beginning of period	1,824	3,082
Cash, cash equivalents and restricted cash at end of period	$1,016	$3,690

Free cash flow (1)	$(560)	$(607)

		Six Months Ended
		June 30, 2026	June 30, 2025

Adjusted free cash flow (2)		$(336)	$(326)

(1)	We define free cash flow as net cash provided by operating activities plus net cash used in investing activities (excluding the net purchases of and distributions from equity investments) as presented below:
	Net cash provided by operating activities as presented above	$1,784	$1,753
	Net cash used in investing activities as presented above	(2,575)	(2,404)
	Less purchases of equity investments, net of distributions	231	44
	Free cash flow	$(560)	$(607)

(2)	We define adjusted free cash flow as free cash flow as defined above, excluding any real estate and business acquisitions, net of cash and restricted cash acquired as presented below:
	Free cash flow (as defined above)	$(560)	$(607)
	Less business acquisitions, net of cash and restricted cash acquired	—	182
	Less real estate acquisitions	224	99
	Adjusted free cash flow	$(336)	$(326)

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
($ in millions, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Recurring revenues	$2,377	$2,331	$2,143	$4,708	$4,230
Non-recurring revenues	248	113	113	361	251
Revenues (1)	2,625	2,444	2,256	5,069	4,481

Cash cost of revenues (2)	790	765	707	1,555	1,434
Cash gross profit (3)	1,835	1,679	1,549	3,514	3,047

Cash operating expenses (4):
Cash sales and marketing expenses	162	162	146	324	306
Cash general and administrative expenses	277	272	274	549	545
Total cash operating expenses (4)	439	434	420	873	851

Adjusted EBITDA (5)	$1,396	$1,245	$1,129	$2,641	$2,196

Cash gross margins (6)	70%	69%	69%	69%	68%

Adjusted EBITDA margins (7)	53%	51%	50%	52%	49%

FFO (8)	$854	$758	$689	$1,612	$1,336

AFFO (9)(10)	$1,168	$1,065	$972	$2,233	$1,919

Basic FFO per share (11)	$8.66	$7.70	$7.04	$16.36	$13.68

Diluted FFO per share (11)	$8.61	$7.68	$7.03	$16.29	$13.64

Basic AFFO per share (11)	$11.84	$10.82	$9.94	$22.67	$19.65

Diluted AFFO per share (11)	$11.78	$10.79	$9.91	$22.57	$19.59

		Three Months Ended			Six Months Ended
		June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$747	$731	$654	$1,478	$1,290
	Interconnection	256	251	231	507	460
	Managed infrastructure	56	57	62	113	125
	Other	8	7	4	15	7
	Recurring revenues	1,067	1,046	951	2,113	1,882
	Non-recurring revenues	184	45	53	229	123
	Revenues	$1,251	$1,091	$1,004	$2,342	$2,005

	EMEA Revenues:

	Colocation	$633	$613	$572	$1,246	$1,139
	Interconnection	105	106	96	211	183
	Managed infrastructure	40	41	38	81	73
	Other	28	29	26	57	53
	Recurring revenues	806	789	732	1,595	1,448
	Non-recurring revenues	39	38	35	77	62
	Revenues	$845	$827	$767	$1,672	$1,510

	Asia-Pacific Revenues:

	Colocation	$392	$386	$359	$778	$701
	Interconnection	92	89	80	181	157
	Managed infrastructure	16	17	17	33	34
	Other	4	4	4	8	8
	Recurring revenues	504	496	460	1,000	900
	Non-recurring revenues	25	30	25	55	66
	Revenues	$529	$526	$485	$1,055	$966

	Worldwide Revenues:

	Colocation	$1,772	$1,730	$1,585	$3,502	$3,130
	Interconnection	453	446	407	899	800
	Managed infrastructure	112	115	117	227	232
	Other	40	40	34	80	68
	Recurring revenues	2,377	2,331	2,143	4,708	4,230
	Non-recurring revenues	248	113	113	361	251
	Revenues	$2,625	$2,444	$2,256	$5,069	$4,481

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$1,230	$1,186	$1,084	$2,416	$2,168

		Three Months Ended			Six Months Ended
		June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	Depreciation, amortization and accretion expense	(421)	(405)	(361)	(826)	(704)
	Stock-based compensation expense	(19)	(16)	(16)	(35)	(30)
	Cash cost of revenues	$790	$765	$707	$1,555	$1,434

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below. We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below. We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Sales and marketing expense	$239	$241	$221	$480	$450
	Depreciation and amortization expense	(51)	(52)	(50)	(103)	(97)
	Stock-based compensation expense	(26)	(27)	(25)	(53)	(47)
	Cash sales and marketing expense	162	162	146	324	306
	General and administrative expense	462	444	451	906	889
	Depreciation and amortization expense	(85)	(87)	(91)	(172)	(181)
	Stock-based compensation expense	(100)	(85)	(86)	(185)	(163)
	Cash general and administrative expenses	277	272	274	549	545
	Cash operating expense	$439	$434	$420	$873	$851

(5)	We define adjusted EBITDA as net income excluding income tax expense or benefit, interest income, interest expense, other income or expense, gain or loss on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring and other exit charges, impairment charges, transaction costs, and gain or loss on asset sales as presented below:

	Net income	$477	$415	$367	$892	$710
	Income tax expense (benefit)	46	56	38	102	87
	Interest income	(36)	(41)	(52)	(77)	(99)
	Interest expense	151	148	135	299	257
	Other (income) expense	28	(1)	7	27	(2)
	(Gain) loss on debt extinguishment	(1)	—	(1)	(1)	(1)
	Depreciation, amortization and accretion expense	557	544	502	1,101	982
	Stock-based compensation expense	145	128	127	273	240
	Restructuring and other exit charges	6	6	2	12	12
	Impairment charges	17	2	1	19	1
	Transaction costs	3	8	3	11	9
	(Gain) loss on asset sales	3	(20)	—	(17)	—
	Adjusted EBITDA	$1,396	$1,245	$1,129	$2,641	$2,196
	Americas	641	516	466	1,157	909
	EMEA	456	424	399	880	764
	Asia-Pacific	299	305	264	604	523
	Adjusted EBITDA	$1,396	$1,245	$1,129	$2,641	$2,196

(6)	We define cash gross margins as cash gross profit divided by revenues.

		Three Months Ended			Six Months Ended
		June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025

(7)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

(8)	FFO is defined as net income or loss attributable to common stockholders, excluding gain or loss from the disposition of real estate assets, depreciation and amortization expense on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	Net income	$477	$415	$367	$892	$710
	Net (income) loss attributable to non-controlling interests	2	—	1	2	1
	Net income (loss) attributable to common stockholders	479	415	368	894	711
	Adjustments:
	Real estate depreciation	361	351	312	712	609
	(Gain) loss on disposition of real estate assets	3	(20)	1	(17)	1
	Adjustments for FFO from unconsolidated joint ventures	11	12	8	23	15
	FFO attributable to common stockholders	$854	$758	$689	$1,612	$1,336

(9)	AFFO is defined as FFO adjusted for depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring and other exit charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss from the disposition of non-real estate assets, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax, and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	FFO attributable to common stockholders	$854	$758	$689	$1,612	$1,336
	Adjustments:
	Installation revenue adjustment	8	8	8	16	10
	Straight-line rent expense adjustment	(4)	4	5	—	8
	Contract cost adjustment	(11)	(15)	(10)	(26)	(17)
	Amortization of deferred financing costs and debt discounts	7	7	6	14	11
	Stock-based compensation expense	145	128	127	273	240
	Stock-based charitable contributions	3	—	3	3	3
	Non-real estate depreciation expense	139	138	137	277	271
	(Gain) loss on disposition of non-real estate assets	—	—	—	—	2
	Amortization expense	51	52	50	103	98
	Accretion expense adjustment	6	3	3	9	4
	Recurring capital expenditures	(49)	(32)	(55)	(81)	(81)
	(Gain) loss on debt extinguishment	(1)	—	(1)	(1)	(1)
	Restructuring and other exit charges	6	6	2	12	12
	Transaction costs	3	8	3	11	9
	Impairment charges	17	2	1	19	1
	Income tax expense adjustment	(8)	—	4	(8)	10
	Adjustments for AFFO from unconsolidated joint ventures	2	(2)	—	—	3

		Three Months Ended			Six Months Ended
		June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	AFFO attributable to common stockholders	$1,168	$1,065	$972	$2,233	$1,919

(10)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$1,396	$1,245	$1,129	$2,641	$2,196
	Adjustments:
	Interest expense, net of interest income	(115)	(107)	(83)	(222)	(158)
	Amortization of deferred financing costs and debt discounts	7	7	6	14	11
	Income tax expense	(46)	(56)	(38)	(102)	(87)
	Income tax expense adjustment	(8)	—	4	(8)	10
	Straight-line rent expense adjustment	(4)	4	5	—	8
	Stock-based charitable contributions	3	—	3	3	3
	Contract cost adjustment	(11)	(15)	(10)	(26)	(17)
	Installation revenue adjustment	8	8	8	16	10
	Recurring capital expenditures	(49)	(32)	(55)	(81)	(81)
	Other income (expense)	(28)	1	(7)	(27)	2
	Adjustments for (gain) loss on asset dispositions	—	—	1	—	3
	Adjustments for unconsolidated JVs and non-controlling interests	15	10	9	25	19
	AFFO attributable to common stockholders	$1,168	$1,065	$972	$2,233	$1,919

(11)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to common stockholders is presented below:

	Shares used in computing basic net income per share, FFO per share and AFFO per share (in thousands)	98,641	98,392	97,835	98,516	97,674
	Effect of dilutive securities:
	Employee equity awards (in thousands)	495	335	215	415	294
	Shares used in computing diluted net income per share, FFO per share and AFFO per share (in thousands)	99,136	98,727	98,050	98,931	97,968

	Basic FFO per share	$8.66	$7.70	$7.04	$16.36	$13.68
	Diluted FFO per share	$8.61	$7.68	$7.03	$16.29	$13.64

	Basic AFFO per share	$11.84	$10.82	$9.94	$22.67	$19.65
	Diluted AFFO per share	$11.78	$10.79	$9.91	$22.57	$19.59